Exhibit 10.46
Subcontractor Agreement #4902S2003
Amendment Number Two to
the Master Agreement for Subcontracted Services
IBM as Prime Contractor
# 4902A2003

International Business Machines Corporation (IBM) and Chordiant Software, Inc ( Chordiant) hereby agree to amend the Master Agreement for Subcontracted Services IBM as Prime Contractor # 4902A2003 between the Parties dated June 14, 2002 ( called the “Subcontractor” Agreement ), as described below in this amendment agreement (“this Amendment “ or “Amendment Two”). This Amendment shall be effective October 4, 2006.

Section 11. Term and Termination.

The first paragraph of Section 11.Term and Termination is deleted in its entirety and replaced with the following:

This subcontractor Agreement shall remain in effect until December 31, 2009, unless earlier terminated pursuant to the provisions herein. This Subcontractor Agreement may be extended upon conclusion of the term by agreement of the Parties.

To the extent that there is a conflict between the terms of the Subcontractor Agreement, and this Amendment, as relates to this Amendment, the terms of this Amendment shall govern. All other Terms and conditions of the Subcontractor Agreement shall remain in full force and effect. Once signed, the Parties agree that any reproduction of this Amendment made by reliable means ( i.e., photocopy or facsimile) shall be considered an original.

In Witness Whereof, the Parties, acting through their authorized representatives, have caused this Amendment Two to be duly executed and effective as indicated above

International Business Machines Corporation Chordiant Software, Inc.

By: ___ /s/ Ray Flynn _______________                   By: __/s/ Kelly Hicks__________
Name: Ray Flynn                                 Name: Kelly Hicks
Title: Procurement Alliance Relationship                    Title: Vice President, Worldwide
Manager                                     Field Operations
Date: October 12, 2006                    Date: October 12, 2006